EXHIBIT 99.7
STOCK ORDER FORM
Stock Information Center
Atlantic Coast Bank 10328 Deerwood Park Blvd. Jacksonville, FL 33256
ORDER DEADLINE & DELIVERY: A Stock Order Form, properly completed and with full payment, must be received (not postmarked) by 11:00 a.m.,
Eastern Time, on , 2007. Subscription rights will become void aftei this time. Stock Order Forms can be delivered by using the enclosed Order Reply Envelope, or by hand or overnight delivery to the Stock Information Center address on this form. You may NOT deliver this form to any other Atlantic Coast Bank offices. Faxes or copies of this form are not required to be accepted.
NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED.
ORDER NOT VALID UNLESS SIGNED

ATLANTIC COAST FINANCIAL CORPORATION STOCK ORDER FORM INSTRUCTIONS
Sections (1) and (2) — Number of Shares and Total Payment Due. Indicate the Number of Shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by an individual is 75,000 shares ($750,000). Further, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase an aggregate of more than 150,000 shares ($1.5 million), in all categories of the offering combined. Current Atlantic Coast Federal Corporation stockholders are subject to these purchase limitations and to an overall ownership limitation. Please see the Prospectus section entitled “The Conversion and Offering — Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.
Section (3) — Payment by Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order payable to Atlantic Coast Financial Corporation. These will be cashed upon receipt, and acceptance of this order is subject to collection of funds. Indicate the amount remitted. Interest will be paid at our passbook savings rate until the offering is completed. Cash, wire transfers, third party checks, and Atlantic Coast Bank line of credit checks may not be remitted as payment for this purchase.